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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 5, 2001, relating to the financial statements and financial highlights which appear in the December 31, 2000 Annual Reports to Trustees and Shareholders of J.P. Morgan Bond Portfolio, J.P. Morgan U.S. Disciplined Equity Portfolio, J.P. Morgan Small Company Portfolio and J.P. Morgan International Opportunities Portfolio (constituting J.P. Morgan Series Trust II), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP

New York, New York
March 30, 2001